Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the foregoing Registration Statement of Tri-Tech Holding Inc. on Form S-3 of our report dated March 28, 2011, with respect to our audit of the consolidated financial statements of Tri-Tech Holding Inc. and Subsidiaries as of December 31, 2010 and for the year then ended appearing in the Annual Report on Form 10-K of Tri-Tech Holding Inc. for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 29, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Bernstein & Pinchuk LLP

New York, New York
July 28, 2011